As filed with the Securities and Exchange Commission on February 1, 2013
Registration No. 333-142758
Registration No. 333-156515
Registration No. 333-167475

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
-------------------------------------
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
-------------------------------------
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142758
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-156515
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-167475

GEOEYE, INC.
(Exact Name of Registrant as Specified in Its Charter)
-------------------------------------
Delaware	20-2759725
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2325 Dulles Corner Blvd., 10th Floor Herndon, Virginia 20171
(Address, Including Zip Code, of Registrant's Principal Executive Offices) -------------------------------------
2006 Omnibus Stock and Performance Incentive Plan GeoEye, Inc. 2008 Employee Stock Purchase Plan GeoEye, Inc. 2010 Omnibus Incentive Plan, as Amended on April 27, 2011
(Full Title of the Plan)
-------------------------------------
Daniel L. Jablonsky Senior Vice President, Secretary and General Counsel DigitalGlobe, Inc. 1601 Dry Creek Drive, Suite 260 Longmont, Colorado 80503 (303) 684-4000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service) -------------------------------------
Copies to:
Nancy A. Lieberman, Esq. Marie L. Gibson, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000
-------------------------------------
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non−accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

GeoEye, LLC, as successor by merger to GeoEye, Inc. (the “Registrant”), is filing this Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)
Registration Statement No. 333-142758, filed with the Securities and Exchange Commission (the "SEC") on May 9, 2007, registering the offer and sale of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the 2006 Omnibus Stock and Performance Incentive Plan;

(2)
Registration Statement No. 333-156515, filed with the SEC on December 30, 2008, registering the offer and sale of the Registrant’s Common Stock, issuable pursuant to the GeoEye, Inc. 2008 Employee Stock Purchase Plan; and

(3)
Registration Statement No. 333-167475, filed with the SEC on June 11, 2010, registering the offer and sale of the Registrant’s Common Stock, issuable pursuant to the GeoEye, Inc. 2010 Omnibus Incentive Plan, as amended on April 27, 2011.

Pursuant to the Agreement and Plan of Merger, dated  July 22, 2012 (the “Merger Agreement”), as amended, by and among the Registrant, DigitalGlobe, Inc. ("DigitalGlobe"), 20/20 Acquisition Sub, Inc. and WorldView, LLC,  on January 31, 2013, the Registrant and DigitalGlobe combined their businesses through the merger of 20/20 Acquisition Sub, Inc., a direct wholly owned subsidiary of DigitalGlobe, with and into the Registrant, and the separate corporate existence of 20/20 Acquisition Sub, Inc. ceased, with the Registrant being the surviving entity. Immediately thereafter and pursuant to the Merger Agreement, the Registrant merged with and into WorldView, LLC, a direct wholly owned subsidiary of DigitalGlobe, with the separate corporate existence of the Registrant having ceased and WorldView, LLC being the surviving entity. WorldView, LLC was then renamed GeoEye, LLC, and became a direct wholly owned subsidiary of DigitalGlobe (the "Merger").  As a result of the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

In connection with the Merger Agreement and the Merger, Registrant hereby removes from registration the securities of Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on this 1st day of February, 2013.

GEOEYE, LLC (as successor by merger to GeoEye, Inc.)

By:	/s/ Jeffrey R. Tarr
Name: Jeffrey R. Tarr
Title: Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey R. Tarr	Chief Executive Officer, Director	February 1, 2013
Jeffrey R. Tarr
/s/ Yancey L. Spruill	Executive Vice President, Chief Financial Officer and Treasurer	February 1, 2013
Yancey L. Spruill	(Principal Financial and Accounting
Officer), Director
/s/ Daniel L. Jablonsky	Senior Vice President, Secretary and	February 1, 2013
Daniel L. Jablonsky	General Counsel, Director